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                                                                    Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm

The Board of Managers
Metalsa S. de R. L.:

We consent to the incorporation by reference in the registration statement (No. 333-119155, No. 333-17355, No. 333-39523, No.333-59664) on Form S-8 of Tower
Automotive, Inc. of our report dated March 18, 2005, with respect to the consolidated balance sheets of Metalsa S. de R. L. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income and cash flows for the years then ended which report appears in the December 31, 2004, annual report on Form 10-K of Tower Automotive, Inc.

KPMG Cardenas Dosal, S.C.


Monterrey, N.L., Mexico
July 26, 2005